SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since October 2003,
Federated and related
entities (collectively, "Federated")
and various
Federated-sponsored mutual funds
 (Funds) have been named as
defendants in several class action
lawsuits now pending in the
United States District Court
 for the District of Maryland.
 The lawsuits were
purportedly filed on behalf of
 people who purchased, owned
and/or redeemed shares of certain Funds
during specified periods beginning
 November 1, 1998. The suits are
 generally similar in alleging that
Federated engaged in illegal and
improper trading practices
including market timing and late trading in concert with certain institutional traders, which allegedly caused
 financial injury to the mutual fund
shareholders. Federated without
admitting the validity of any claim
has reached a preliminary settlement
with the Plaintiffs in these cases.
 Any settlement would have to be
 approved by the Court.
     Federated entities have also
been named as defendants in several
 additional lawsuits that are now
pending in the United States District
 Court for the Western District of
 Pennsylvania. These lawsuits have
been consolidated into a single action
alleging excessive advisory fees
involving one of the Funds.
     The Board of the Funds retained
the law firm of Dickstein Shapiro LLP
 to represent the Funds in
each of the lawsuits described in the
preceding two paragraphs. Federated
and the Funds, and their
respective counsel, have been defending
this litigation, and none of the Funds
 remains a defendant in
any of the lawsuits. Additional lawsuits
 based upon similar allegations may be
filed in the future. The
potential impact of these lawsuits, all
of which seek monetary damages,
attorneys' fees and expenses,
and future potential similar suits is
uncertain. Although we do not believe
that these lawsuits will have a
material adverse effect on the Funds,
 there can be no assurance that these
 suits, ongoing adverse
publicity and/or other developments
 resulting from the allegations in
these matters will not result in
increased redemptions, or reduced sales
of shares of the Funds or other adverse
consequences for the
Funds.